Exhibit 10.31

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH THE SYMBOL “[***]”.  A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT UNDER RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934.

SUBLICENSE AGREEMENT

This Sublicense Agreement (this “Agreement”) is made as of October 13, 2006 (the “Effective Date”) by and between PharmaNova Inc. a Delaware corporation with its principal place of business located at 50 Lucius Gordon Drive, Ste 206, West Henrietta, NY 14586 (“Licensor”), and Depomed, Inc., a California corporation with its principal place of business located at 1360 O’Brien Drive, Menlo Park, CA 94025 (“Licensee”) (each, a “Party” and collectively, the “Parties”).

1.             PREAMBLE

1.1                                 Licensor has exclusively licensed the rights (with the right to sub-license) to certain intellectual property specifically covering the use of gabapentin for certain conditions secondary to hormonal variation.

1.2                                 Licensee has in clinical development a gabapentin product utilizing Licensee’s proprietary drug delivery technology currently referred to as the AcuForm technology (“Gabapentin GR”).  Licensee desires, pursuant to terms and subject to conditions set forth in this Agreement, to create a unique dosage form of Gabapentin GR, utilizing the same proprietary drug delivery technology and a unique strength, release profile or mechanism of drug delivery relative to Licensee’s current formulation of Gabapentin GR, for the treatment of certain conditions secondary to hormonal variation, and to seek to obtain regulatory approvals for such product in the US.

1.3                                 Licensor desires to grant to Licensee a license for certain of the use and territorial rights to gabapentin held by Licensor.

NOW, THEREFORE, The Parties agree as follows:

2.             DEFINITIONS:  Terms defined in this Article 2, and parenthetically defined elsewhere in this Agreement, will throughout this Agreement have the meaning here or there provided.  Defined terms may be used in the singular or in the plural, as sense requires.

2.1                                 “‘098 Patent” means U.S. Patent No. 6,310,098, including all re-examinations, reissues, supplemental protection certificates and extensions thereof.

2.2                                 “Affiliate” means any corporation or other business entity that controls, is controlled by or is under common control with the Licensee or Licensor.  “Controls,” “control” or “controlled” as used in this paragraph means direct or indirect ownership of more than fifty percent (50%) of the voting stock of such corporation or the ability to exclusively direct, either directly or indirectly, the decision-making authority of such other unincorporated business entity.

2.3                                 “API” means gabapentin [1-(aminomethyl) cyclohexaneacetic acid].

2.4                                 “Cancer Indications” means treatment, diagnosis or prevention of vasomotor symptoms associated with cancer (e.g., conditions such as breast, endometrial, uterine and prostate cancer) and/or drug treatment for cancer and/or chemotherapy for cancer.

2.5                                 “Cancer Product” means a product when labeled for use for any of the Cancer Indications.

2.6                                 “Clinical Information” shall mean all in-vivo or clinical, pharmacology, toxicology, safety and efficacy data, formulary submissions, pharmacoeconomic data, Phase I, II and III clinical data and results, and other such information now or hereafter known and available to University, Licensor or its Affiliates, whether generally known to others or not, which concerns Product and does not concern PharmaNova Product.

2.7                                 “Collaboration Committee” means the committee described in Section 6.

2.8                                 “Commercialize” or “Commercialization” means the ongoing process and activities generally engaged in by a pharmaceutical company to sell and market a pharmaceutical product.

2.9                                 “Confidential Information” means information that is marked as confidential, or, if orally disclosed, is indicated at the time of disclosure as confidential and provided in written form within thirty days.  Not withstanding the foregoing, the receiving Party will have no obligation of confidentiality relating to any information of the disclosing Party that:

(i)                                     is or becomes part of the public domain through no fault of the receiving Party;
(ii)                                  is known to the receiving Party prior to the disclosure by the disclosing Party, as evidenced by documentation;
(iii)                               is independently developed by the receiving Party without reference or use of the Confidential Information or without any breach of this Agreement as evidenced by documentation;
(iv)                              is subsequently obtained by the receiving Party from a duly authorized Third Party;
(v)                                 is publicly released as authorized under this Agreement by the disclosing Party, its employees or agents.

2.10                           “Confidentiality Agreement” means that certain Confidentiality Agreement between Licensor and Licensee dated May 24, 2004.

2.11                           “Control” or “Controlled” shall mean, with respect to any intellectual property right or other intangible property, that a Party or one of its Affiliates owns or has a license or sublicense to such item or right, and has the ability to grant access, license or sublicense in or to such right without violating the terms of any agreement or arrangement with any Third Party.

2.12                           “Diligent Efforts” shall mean the carrying out of obligations or tasks consistent with the commercially reasonable practices of the pharmaceutical industry for the development or Commercialization of a pharmaceutical product having similar market potential or profit potential as the Product, based on conditions then prevailing.  Diligent Efforts

requires that the Party, at a minimum:   (a) determine the general industry practices with respect to the applicable activities, (b) reasonably promptly assign responsibility for such obligations to specific employee(s) who are held accountable for progress and monitor such progress on an on-going basis, (c) set and consistently seek to achieve specific and meaningful objectives for carrying out such obligations, and (d) make and implement decisions and allocate resources designed to advance progress with respect to such objectives.

2.13                           “FDA” means the United States Food and Drug Administration or any successors to its responsibilities with respect to pharmaceutical products such as the Products.

2.14                           “First Commercial Sale” means the initial transfer by or on behalf of Licensee or its Sublicensees of Products in exchange for cash or some equivalent to which value can be assigned for the purpose of determining Net Sales Revenue.

2.15                           “Government Authority” means any court, agency, department, authority or other instrumentality of any federal, state, county, city or other political subdivision.

2.16                           “Law” or “Laws” means all laws, statutes, rules, regulations, orders, judgments and/or ordinances of any Government Authority.

2.17                           “Licensed Patent” means the ‘098 Patent.

2.18                           “Licensor Patent Rights” means any Patent Rights, including without limitation those rights in the Licensed Patent granted to and held by Licensor under the University License, in the field of use of API for Menopause Indications, which rights are owned by or Controlled by Licensor or an Affiliate of Licensor as of the Effective Date; provided, however, that Licensor Patent Rights shall not include the PharmaNova Patent Application or any Patent Rights associated therewith.  All Licensor Patent Rights currently within this definition are set forth on Exhibit A, which exhibit shall be amended from time to time as necessary to reflect changes or additions to the Licensor Patent Rights.

2.19                           “Menopause Indications” means the treatment, diagnosis or prevention of vasomotor symptoms of hormonal variation (e.g., hot flashes) associated with menopause in women.

2.20                           “NDA” means a New Drug Application filed with the FDA with respect to a pharmaceutical product (or similar application, if such application is no longer available or appropriate).

2.21                           “Net Sales” means the gross amount of monies or cash equivalent or other consideration that is paid by Third Parties to Licensee or any of its Affiliates, assignees, licensees, Sublicensees, transferees, distributors or commercial partners (or their affiliates) or designees thereof for Product by sale or other mode of transfer, in bona fide arm’s length transactions, less the following deductions, in each case related specifically to Product and actually allowed and customarily taken by such Third Parties and not otherwise recovered by or reimbursed to Licensee or any of its affiliates, assignees, licensees, Sublicensees, transferees, distributors or commercial partners (or their affiliates) or designees thereof:   (i) all trade, quantity and cash discounts actually allowed and customarily taken; (ii) customary and usual credits, and allowances actually granted and taken on account of rejections, returns or billing errors; (iii) packing costs; (iv) transportation; and, (v) insurance, solely related to shipping such Product except that no deductions may be made for commissions paid to individuals whether they be with independent sales agencies or regularly employed by Licensee, its Affiliates or Sublicensees, and on its payroll.

2.22                           “Patent Rights” shall mean (i) valid and enforceable patents, re-examinations, reissues, renewals, extensions, supplementary protection certificates and term restorations, any confirmation patent or registration patent or patent of addition based on any such patent, (ii) pending applications for patents, including without limitation continuations, continuations-in-part, divisional, provisional and substitute applications, and inventors’ certificates, and (iii) all priority applications of any of the foregoing.

2.23                           “PharmaNova Product” means any pharmaceutical product containing API as an active pharmaceutical ingredient such that (i) the development, manufacture, sale or use of such product in the Territory would be covered by a Valid Claim of a Licensed Patent, and (ii) such product or its use is described in, or is covered by one or more of the claims of, PCT Patent Application No. PCT/US06/001887 (Pharmaceutical Formulations and Methods of Use) (the “PharmaNova Product Patent Application”).

2.24                           “Phase III Clinical Studies” means controlled human clinical studies involving administration of a drug with the goal of establishing that a drug is safe and efficacious for its intended use, and to be considered as a pivotal study or studies for submission of an NDA.

2.25                           “Product” means any pharmaceutical product containing API as an active pharmaceutical ingredient such that the development, manufacture, sale or use of such product for the Menopause Indications would, but for the license granted under this Agreement, infringe in the Territory a Valid Claim of a Licensed Patent.  Product does not include PharmaNova Products nor any product that is Commercialized in the Territory but is not expressly labeled or marketed for the Menopause Indications.

2.26                           “Program” means all activities related to the development and commercialization of Product performed by or on behalf of Licensee (or its Affiliates) or Licensor (or its Affiliates) pursuant to this Agreement; provided, however, that all activities related to the development of Products conducted by Licensee (or its Affiliates) prior to the Effective Date will be deemed to be conducted outside of the Program.

2.27                           “Quarter” means each of the three-month periods ending on March 31, June 30, September 30 and December 31 in any calendar year.

2.28                           “Regulatory Approval” means in the United States, written notice of marketing approval by the FDA based on approval of an NDA and satisfaction of any related applicable FDA registration and notification requirements (if any) which are required before a product may be commercially sold in the United States.

2.29                           “Regulatory Data” means any information and data necessary or useful to obtain or maintain Regulatory Approval for the Product in the Territory, including post-approval reports, filings and submission and shall include, but not be limited to, any Clinical Information required for that purpose.

2.30                           “Sublicense” means the present, future or contingent transfer of any license, right, option, first right to negotiate or other right granted under the Licensor Patent Rights in whole or in part pursuant to Section 4.2; provided, however, that the development, promotion, distribution or marketing of the Product by a Third Party on behalf of Licensee does not constitute a Sublicense.

2.31                           “Sublicensee” means a Third Party that is granted a Sublicense.

2.32                           “Territory” means United States of America and its territories including Puerto Rico.

2.33                           “Third Party” means any individual, estate, trust, partnership, joint venture, association, firm, corporation, company or other entity, other than Licensor or Licensee or any of their Affiliates.

2.34                           “University” means the University of Rochester, located in Rochester, New York.

2.35                           “University License” means the Exclusive Patent License Agreement, dated August 11, 2004, between Licensor and University, as amended by Amendment No. 1 thereto dated as of the Effective Date, and as may be subsequently amended in accordance with this Agreement.

2.36                           “University Provisions” means the following provisions of this Agreement:  Section 4.2 (Sublicensing); Section 4.3 (Research License); Section 5.7.1 (Records); Section 6.2 (Product Development Diligence Obligations); Section 6.5 (Patent Marking); Section 9.2.1 (Control of Actions); Section 13.4 (Use of Names); Section 14.6 (Assumption by University); Section 15.2 (Indemnification of University); Section 15.3 (No Consequential Damages); Section 15.4 (Insurance); and Section 15.5 (Settlements).

2.37                           “Valid Claim” means any claim of an issued and non-expired patent which has not been withdrawn, canceled, or disclaimed nor held invalid by a court, tribunal, arbitrator or governmental agency of competent jurisdiction in a final or unappealed or unappealable decision.

3.             UNIVERSITY CONSENT AND APPROVAL

3.1                                 University Approval.  Licensor has delivered to the University a copy of this Agreement, and received the University’s written approval of the sublicense in the Licensor Patent Rights granted herein, and has provided Licensee with a complete and accurate copy of such written approval.

3.2                                 Consent and Acknowledgement.  Licensor has received from the University a Consent and Acknowledgement providing that, to the extent that any of the University Provisions are inconsistent with any provision of the University License, the University Provisions shall control, and that Licensee shall be a third party beneficiary of such Consent and Acknowledgement.  Licensor has provided Licensee with a complete and accurate copy of such Consent and Acknowledgement.

4.             LICENSE

4.1                                 Grant.   Subject to the terms of this Agreement and Licensee’s obligations arising therefrom, Licensor hereby grants, effective upon Closing, to Licensee and its Affiliates an exclusive, royalty-bearing license, under the Licensor Patent Rights to import, develop, have developed, make, have made, use, offer for sale and sell Product for the Menopause Indications in the Territory.

4.2                                 Sublicensing.  Licensee shall have the right to Sublicense its rights to the Licensor Patent Rights, but solely to the extent such Sublicense is consistent with the following limitations:

4.2.1                        Licensee is responsible for its Sublicensees and must not grant any rights that are inconsistent with the rights granted to and obligations of Licensee hereunder.  Any act or omission of a Sublicensee that would be a breach of this Agreement if performed by Licensee will be deemed to be a breach by Licensee of this Agreement.

4.2.2                        Each Sublicense granted by Licensee must provide that the obligations of Licensee to (i) University in the University Provisions and (ii) Licensor in this Agreement shall be binding upon the Sublicensee as if it were a party to this Agreement.

4.2.3                        No Sublicense may contain any provision that would cause the sublicensed rights to the Licensor Patent Rights to extend beyond the term of this Agreement or to extend outside the scope of the license granted to Licensee in this Agreement.

4.2.4                        Any and all Sublicenses granted by Licensee are subject to the prior approval of Licensor and University; such approval will not be unreasonably withheld, delayed or conditioned, and shall be deemed granted unless Licensor or University reasonably report within 30 (thirty) business days of its receipt of such sublicense that such Sublicense is unacceptable.

4.2.5                        No Sublicensee shall have the power to grant a sublicense under any Sublicense.

4.2.6                        Licensee must promptly give Licensor and University the name and address of each Sublicensee with whom it concludes a Sublicense, and must forward to Licensor and University a copy of each executed Sublicense within thirty (30) days of the date of execution of such Sublicense.

4.3                                 Research License.  The license granted to Licensee herein is subject to and restricted by a reserved non-exclusive license, with the right to non-exclusively sublicense, to non-profit institutions for research purposes only, to University to make, have made, and use, but not to sell or have sold, or license others to sell or have sold, Products.

5.             CONSIDERATION

As partial consideration for the rights and licenses granted to Licensee in this Agreement, Licensee agrees to pay the following, subject to the provisions of Section 10.1:

5.1                                 License Issue Fee.  Licensee shall pay to Licensor a one-time, non-refundable, non-creditable license issue fee of five hundred thousand US dollars ($500,000) on the Effective Date, fifty thousand US dollars ($50,000) of which has been paid pursuant to the letter of intent between the Parties dated as of June 22, 2006.

5.2                                 Development Milestone Payments.  Milestone payments, when made, will be non-refundable, non-recoupable and non-creditable.  Each milestone payment will be payable only once no matter how many Products attain such specified milestone events.  Each payment is dependent upon the reaching of the specified milestone event.  In addition to (and not in lieu of) royalty payments due under this Agreement, Licensee will pay Licensor the following one-time development milestone payments no later than forty-five (45) days following the occurrence of each of the events listed below:

5.2.1                        Five Hundred Thousand US dollars ($500,000) upon the dosing with Product of the first patient in the first Phase III Clinical Study conducted by or on behalf of Licensee or any of its Affiliates; provided, however, that in the event this milestone has not been reached by April 1, 2008, Licensee shall pay Licensor $100,000 (one hundred thousand dollars) monthly towards such milestone (up to a maximum of $500,000) until the milestone is reached whereupon the balance of the milestone shall be immediately paid to Licensor.

5.2.2                        One Million US Dollars ($1,000,000) upon submission for review by the FDA of the first NDA for Product in the Territory;

5.2.3                        Two Million US Dollars ($2,000,000) upon receipt of the first Regulatory Approval for Product in the United States.

5.2.4                        Licensor will be solely responsible for, and will satisfy in a timely manner, all milestone payments and royalty obligations agreed by Licensor and University in the University License.

5.3                                 Royalties.  Licensee shall pay on a quarterly basis to Licensor royalties on all Net Sales occurring during the Term in the Territory in an amount comprising the following:  [*  *  *].  Aggregate Annual Net Sales shall be calculated on a calendar year basis.

5.4                                 Commercial Milestone Payments.  Licensee shall pay Licensor the following one-time commercial milestone payments, up to a maximum cumulative amount of [*  *  *] in payments under this Section 5.4 during the Term, upon Licensee’s achievement of each of the following Aggregate Annual Net Sales targets as follows:  [*  *  *].  For example, [*  *  *].

5.5                                 Revenue Sharing Payments.

5.5.1                        Licensee shall pay Licensor [*  *  *] percent [*  *  *] of all revenues received by Licensee or its Affiliates in connection with sales of Product by Third Parties with whom Licensee has entered into a Sublicense or an agreement for the development, promotion, distribution or marketing of Product (“Revenue Sharing Payments”), such Revenue Sharing Payments shall not exceed the amount which would be due as royalties on such sales under Section 5.3 if such sales were made by Licensee or its Affiliate.  Revenue Sharing payments for sales of Product by Third Parties shall equal the amount which would be due as a royalty on such sales under Section 5.3 as if such product sales had been made by Licensee if Licensee has an ownership interest (whether direct or indirect) exceeding twenty percent (20%) in such Third Party.

5.5.2                        Licensee shall pay Licensor [*  *  *] percent [*  *  *] of any sub-license fees, milestone payments and other revenues received by

* * *  Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

Licensee as a result of sub-licensing the rights to the Licensor Patent Rights or entering into co-development or marketing agreements with any Third Party.

5.6                                 Consultancy Retainer.  Licensee will pay to Licensor consultancy fees of three hundred thousand US dollars ($300,000) in consideration for the provision of consulting services by Licensor in the amount of up to 150 person-days in support of the development of the Product. Such consultancy shall be performed, and Licensor’s related expenses shall be reimbursed, pursuant to Licensee’s standard form of consulting agreement consistent with the terms of this Agreement; provided, however that Licensee shall pay Licensor such consultancy fees in monthly installments, commencing on the Effective Date, of thirty thousand US dollars ($30,000), and such payments shall be reconciled on a quarterly basis against consulting services actually performed.  The consulting services under such consulting agreement shall be performed by employees and/or advisors and consultants of Licensor.

5.7                                 Payment and Reports.  Payments owed pursuant to Sections 5.3 — 5.5 shall be paid by Licensee to Licensor not later than forty-five (45) calendar days following the end of the Quarter in which the obligation to make such payment accrues.  Each royalty payment made pursuant to Section 5.3 will be accompanied by a report in writing (the “Royalty Report”) specifying the Quarter to which such royalty payment applies and detailing the calculation of the royalties due to Licensor for such Quarter (including total invoiced amount and the total amount of the deductions from such total invoiced amount which were taken into account in determining Net Sales).

5.7.1                        Records.  Licensee will keep, and will require any of its Affiliates and Sublicensees selling Product to keep, for five (5) years from the date of each payment of royalties, complete and accurate records of Net Sales of each Product in sufficient detail to allow the royalties to be determined accurately.  Licensor will have the right for a period of five (5) years after receiving any report or statement with respect to royalties due and payable or after delivery of such report is required, to appoint an independent certified public accountant with national presence and reputation that is not Licensor’s auditor to inspect the relevant records to verify such report or statement.  Licensee will make its records and the records of its Affiliates available (including any Net Sales reports received from its Sublicensees selling Products) for inspection by such independent certified public accountant during regular business hours at such place or places where such records are customarily kept, upon reasonable notice from the other Party, to verify the accuracy of the reports and payments.  Such inspections may occur not more than once per calendar year.  No period may be audited more than one time pursuant to this Section 5.7.1.  The Party requesting the audit will bear all costs and expenses associated with an audit conducted pursuant to this Section 5.7; provided, however, that if the designated auditor discovers an underpayment of 5% or more for any year between the amount of any royalties Licensee has paid to the Licensor under this Agreement, and the amount of royalties actually owed to Licensor under this Agreement, then Licensee shall bear all costs and expenses associated with such audit.  Licensor agrees to hold in confidence all information concerning royalty payments and reports of Licensee, and all information learned in the course of any audit or inspection, except to the extent necessary for Licensor to (i) reveal such information in order to enforce its rights under this Agreement, (ii) to provide required information to University pursuant to the University License; or (iii) make such disclosure as is required by Law.  The results of each inspection, if any, will be binding on both Parties.  Licensee will require substantially the same audit rights in any Sublicense it grants hereunder in order to verify the correctness of payments due thereunder.

5.8                                 Withholding Taxes.  In the event any of the payments made by Licensee pursuant to this Section 5 become subject to withholding taxes under the Laws of any jurisdiction, Licensee shall deduct and withhold the amount of such taxes for the account of Licensor to the extent required by Law.  Amounts payable to Licensor shall be reduced by the amount of taxes deducted and withheld, and Licensee shall pay the amounts of such taxes to the proper Government Authority in a timely manner and shall promptly transmit to Licensor an official tax certificate or other evidence of such tax obligations together with proof of payment from the relevant Government Authority of all amounts deducted and withheld sufficient to enable Licensor to claim such payment of taxes.  Any such withholding taxes required under applicable Law to be paid or withheld shall be an expense of, and borne solely by, Licensor.  Licensee will provide Licensor with reasonable assistance to enable Licensor to recover such taxes as permitted by Law.

5.9                                 No Multiple Royalties.  No multiple royalties under Section 5.3 shall be payable because the Product, its manufacture, use or sale is or shall be covered by more than one Licensor Patent Right.

6.                                      PRODUCT DEVELOPMENT:   COLLABORATION COMMITTEE

6.1                                 Product Development Obligations.  Licensee shall have control over development and Commercialization in the Territory of the Product throughout the Term.  Licensee (itself or through an Affiliate or Third Party) will be responsible for determining which form(s) of Products to develop, the design and completion of formulation activities, and pre-clinical and clinical studies in the Territory.  Licensee will bear all the expenses for Product development activities.

6.2                                 Product Development Diligence Obligations.

6.2.1                        Licensee, during the Term, agrees to use Diligent Efforts to proceed with the development, manufacture, and

Commercialization of Product(s) consistent with a First Commercial Sale of Product on or before [*  *  *], either by itself or through Affiliate(s), Third Parties, or Sublicensee(s).  Subject to the obligations set forth in the immediately preceding sentence and with respect to the development of Product, the Parties acknowledge that it is in their mutual interest to cause the First Commercial Sale of Product to occur on or before [*  *  *], and that the development target dates set forth in Exhibit B reflect the Parties’ desire to cause the First Commercial Sale of Product to occur by that date, provided that all of the assumptions set forth in Exhibit B prove to be correct in all material respects.  The Parties acknowledge that the dates set forth in Exhibit B are target dates, and may not be achieved for reasons that include without limitation the following:  (i) the inaccuracy of any of the assumptions set forth in Exhibit B; (ii) recommendations or requirements of the FDA relating to the Product; (iii) delays in the development of the Product arising from issues related to intellectual property, safety, clinical trial enrollment, manufacturing, or supply.  Subject to the qualifications set forth in the immediately preceding sentence, Licensee additionally agrees to use Diligent Efforts to meet the Product development target dates set forth in Exhibit B.

6.2.2                        The Parties acknowledge and agree that in the event that Licensee determines that any of the target dates set forth in Exhibit B is not reasonably achievable notwithstanding Licensee’s compliance with Section 6.2.1, and the failure to achieve such target date is reasonably likely to  delay the First Commercial Sale of the Product beyond [*  *  *], then Licensor and Licensee shall meet and confer with University regarding Licensee’s development program with respect to the Product, and request that Licensor’s

* * *  Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

obligation in the University License to cause the First Commercial Sale of the Product to occur on or before [*  *  *] be extended for a period of time equal to the delay in the First Commercial Sale likely to be caused by the failure to achieve such target date.  The Parties acknowledge that University’s decision not to agree to any such extension will require a reasonable determination on the part of University that Licensee is not diligently pursuing the development of the Product, and that a Third Party could develop and commercially launch an alternative formulation of the Product (including without limitation an immediate release formulation) more rapidly than Licensee.   Any extension beyond [*  *  *] of the deadline to cause the First Commercial Sale of the Product to occur under the University License will have the effect of extending the [*  *  *] target date set forth above an equivalent period of time.

6.2.3                        Licensee acknowledges and agrees that in connection with any assumption or assignment of this Agreement by University, Licensee’s obligations with respect to the development and Commercialization of the Product in the Territory shall be as set forth in Article 6 of the University License, as set forth therein on the date hereof (or as amended in accordance with the written approval of Licensee subsequent to the date hereof), and such provisions shall supersede the provisions of Section 6.2.1 above.

6.2.4                        The Parties further agree that in the event that the First Commercial Sale of Product occurs before [*  *  *], then, if requested in writing by Licensee within six (6) month following the First Commercial Sale of Product, the Territory shall thereafter during the Term additionally include Canada, and the Parties shall negotiate in good faith Licensee’s obligations in respect of the

* * * Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

development and Commercialization of the Product in Canada, and, if agreed by the Parties, set forth such obligations in an amendment to this Agreement.

6.3                                 Collaboration Committee.  Within thirty (30) days after the Effective Date, the Parties will form a joint committee (the “Collaboration Committee”), which will meet at least monthly until the initiation of Phase III Clinical Trials and, thereafter, no less frequently than quarterly until Regulatory Approval is obtained.  The Collaboration Committee will be composed of at least two, but not more than four, representatives from Licensee or its Affiliates and at least one, but no more than three, representatives from Licensor.  The chairperson of the Collaboration Committee will be one of Licensee’s representatives.  The Collaboration Committee may request that other employees or consultants of Licensee or Licensor or their Affiliates attend its meetings to present information or participate in discussions on an ad hoc basis as it deems appropriate.  Participation by representatives of Licensor in the Collaboration Committee shall constitute consulting services provided by Licensor to Licensee.  The Collaboration Committee will review and discuss the activities of the Parties with respect to Product development, and plans for obtaining Regulatory Approvals, Licensee will also inform the Collaboration Committee at its meeting of then-current Commercialization plans.  The Collaboration Committee may meet in person or by telephone or video conference.  Each party will bear its own costs arising from or associated with travel for the purpose of attending such meetings, except that Licensor’s attendance at such meetings may be considered consulting services for purposes of the consultancy arrangement contemplated by Section 5.6.

6.4                                 Trademarks.  Licensee will determine which trademark or trademarks will be used in marketing Products in the Territory.

6.5                                 Patent Marking.  Licensee must mark, and must require any Affiliate or Sublicensee to mark, any and all material forms of Products or packaging pertaining thereto sold by Licensee (and/or by its Affiliates or Sublicensees) in the Territory with an appropriate patent marking identifying the Licensor Patent Rights.

6.6                                 Use of Regulatory Data.  Licensee shall have the right to use any Regulatory Data concerning the Product, which Regulatory Data is owned or controlled by Licensor or its Affiliates, at any time after the Effective Date for the purpose of obtaining or maintaining Regulatory Approval of the Product in the Territory.  Licensor shall (i) provide to Licensee all Clinical Information in its possession not later than ten (10) days after the Effective Date, and (ii) on a periodic basis during the Term, but not less frequently than quarterly, provide to Licensee any and all additional Regulatory Data created subsequent to the Effective Date that is owned or controlled by Licensor or its Affiliates.

6.7                                 Licensee Regulatory Data.  All Regulatory Data concerning Product and created by or on behalf of Licensee or its Affiliates pursuant to the Program shall be owned by Licensee.  Neither Licensor nor University shall have any interest in or to any such Regulatory Data.

7.                                       COMMERCIALIZATION.

7.1                                 Commercialization.  Licensee (itself or through an Affiliate) will be responsible for sales, marketing and promotional activities for Products in the Territory and will bear related expenses (although such activities may be performed through an Affiliate or Third Party).

7.2                                 Covenant.  In the event that Licensee or its Affiliate Commercializes in the Territory a pharmaceutical product containing API other than Product, Licensee shall not Commercialize, and shall cause its Affiliates not to Commercialize, such product in a way that materially and adversely affects the Commercialization of Product.

7.3                                 Unauthorized Sales.  To the extent legally permissible, Licensor shall, and shall cause its Affiliates to, ensure that any licensee or sublicense of the Licensor Patent Rights (or any associated foreign patent rights) outside of the Territory uses commercially reasonable efforts to prevent the exportation of the Product from outside of the Territory for sale within the Territory.  Licensor shall not, and shall cause its Affiliates not to, license any of the Licensor Patent Rights (or any associated foreign patent rights) to any Third Party or entity whom Licensor or one of its Affiliates has reason to believe may export or who, to the knowledge of Licensor or one of its Affiliates, has in the past exported, or permitted the exportation of, the Product from outside of the Territory for sale within the Territory (any such sale, an “Unauthorized Sale”).  Licensor shall promptly use commercially reasonable efforts to take any action reasonably available to Licensor or one of its Affiliates, and shall within sixty (60) days after any Unauthorized Sale has come to the attention of Licensor or one of its Affiliates, initiate all commercially reasonable steps which are lawfully available to Licensor in the Territory, to prevent such Unauthorized Sales.

7.4                                 Cancer Product Development and Promotion Arrangement.  Licensee acknowledges that this Agreement does not grant Licensee any right to import, develop, have developed, make, have made, use, offer for sale and sell Product for the Cancer Indications.  During the [*  *  *]-month period beginning on the Effective Date, Licensee and Licensor agree to negotiate in good faith an arrangement whereby Licensee would develop on Licensor’s behalf a formulation of Gabapentin GR for the Cancer Indications and provide Licensor with a supply of such Gabapentin GR formulation for the clinical development of a Cancer Product (“Promotion Agreement”).  Any such Promotion Agreement shall be subject to the execution and delivery of a definitive agreement providing for such an arrangement that is acceptable to each Party in its sole discretion.

8.                                      OWNERSHIP AND INTELLECTUAL PROPERTY

8.1                                 Intellectual Property Ownership.  Subject to the license granted herein, all rights, title and interest in intellectual property held by a Party to this

* * * Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

Agreement prior to the Effective Date shall continue to be owned by such Party.  All intellectual property (i) relating to Product developed or funded by Licensee and its Affiliates or developed by Licensor pursuant to its consulting services under Section 5.6, shall be and remain the property of Licensee.  All intellectual property relating to drug delivery or gastric retention in connection with, or compositions or uses of, Licensee’s Gabapentin GR in non-nociceptive pain shall be owned by Licensee.

8.2                                 Patent Prosecution.  As between the parties, Licensor shall be responsible for ensuring the prosecution and maintenance of patents within the Licensor Patent Rights.  Each Party shall be responsible for the full costs of and responsibility for preparing, filing and prosecuting, in its sole discretion, patent applications for inventions owned by it as provided herein.

8.3                                 Trademarks. Licensor will have no interest in any trademarks used in commercializing the Product in the Territory.

8.4                                 Cooperation.  Each Party will cooperate, and will cause its employees, consultants and subcontractors to cooperate, with all reasonable requests of the other Party for assistance in preparation and prosecution and maintenance of any applications for patent and any patent issuing therefrom.  Each Party will sign documents to vest or maintain title to patents in the owner determined in accordance with this Article 8.

8.5                                 Licensed Patents.  Licensor shall ensure that (i) all patents within the Licensor Patent Rights are maintained, and the fees required for such purpose by the US Patent and Trademark Office are promptly and timely paid, and (ii) such patent extensions or restorations of patent terms as may become available from time to time regarding patents within the Licensor Patent Rights are obtained.  Licensor will keep Licensee fully informed of all prosecutions and other actions pursuant to this Article 8, including by promptly submitting to Licensee copies of all official actions and responses thereto.  Licensee shall have reasonable opportunities to provide comments to Licensor or University, as applicable.  Licensor shall consider in good faith any such comments.  University shall have no obligation to accept such comments, with respect to the preparation, filing, and prosecution of the patents and patent applications contained in the Licensor Patent Rights.

9.                                      INFRINGEMENT BY OR CLAIMS AGAINST THIRD PARTIES

9.1                                 Notices.  Each Party will advise the other promptly upon its becoming aware of:  (a) any unlicensed activities which such Party believes may be an actual or impending infringement in the Territory of any patent or other proprietary right owned or applied for by it or the other Party and related to the Product or the development, manufacture, use, importation, or sale thereof; (b) any attack on or appeal of the grant of any patent owned or applied for by it or the other Party in the Territory and related to the Product or the development, manufacture, use or sale thereof; (c) any application for patent by, or the grant of a patent to, a Third Party in the Territory in respect of rights which may be related to the Product so as to potentially affect the development, manufacture, use, importation, or sale therefore or which may claim the same subject matter as or conflict with any patent owned or applied for by it or the other Party and related to the Product or the development, manufacture, use, importation or sale thereof.

9.2                                 Control of Actions.

9.2.1                        In the event of an alleged infringement or patent invalidity action concerning any of the Licensor Patent Rights, the Parties shall meet to discuss in good faith an appropriate course of action to defend the intellectual property and to prevent any infringement of these rights.   Licensor and Licensee shall then meet with University to discuss same and attempt to secure the University’s agreement to the Parties chosen course of action.  As between Licensor and Licensee, Licensee shall have the first right, but not the obligation, to prosecute alleged infringement actions against Third Parties and defend against infringement or patent invalidity actions against the Parties or University.  The Parties acknowledge that before Licensee may commence an infringement action or defend against a declaratory judgment action, counterclaim or affirmative defense alleging non-infringement or invalidity of the Licensor Patent Rights, University must first grant its permission to initiate such an action.  Pursuant to the Consent and Acknowledgement: University has agreed, with respect to any such suit, (i) not to unreasonably withhold, delay or condition its permission to initiate or settle such an action and (ii) in any action as to which University’s consent is granted to permit Licensee to join the University in such suit.  Should University be made a party to any such suit which Licensee elects to initiate or defend on behalf of the University (but not any such suit which University elects to initiate or defend), Licensee must reimburse University for any reasonable costs, expenses, or fees that University incurs as a result of such suit, including any and all costs incurred by University in opposing any such motion or other action.  If requested by University, Licensee shall advance such costs on a monthly basis.  Upon Licensee’s payment of all costs incurred by University as a result of Licensee’s joinder motion or other action, these actions by Licensee will not be considered a default in the performance of any material obligation under this Agreement.  In all cases, Licensee will keep University and Licensor reasonably apprised of the status and progress, and will collaborate with respect to the prosecution or defense, of any litigation prosecuted or defended by Licensee.  The University may, at its own expense, retain separate counsel to participate in any such action or proceeding in which it is or is reasonably likely to become a party so that it can control its own prosecution or defense, but the University shall still be obligated to collaborate, as appropriate, with Licensee and Licensor.  Licensor and Licensee each agree that it will not, without the prior written consent of the University, settle, compromise or consent to the entry of any judgment in any action or proceeding related to the matters contemplated in this section.

9.2.2                        In any action commenced or defended pursuant to Section 9.2.1 by Licensee, the expenses of Licensee, including costs, fees, attorney fees, and disbursements, must be paid by Licensee.  Any recovery made by Licensee from such action, through court judgment or settlement, may first be applied to reimburse Licensee for its litigation expenses with respect to all such actions; [*  *  *] percent [*  *  *] of any remaining recoveries shall be paid to Licensor.

10.                               INFRINGEMENT OF THIRD PARTY RIGHTS

10.1                           Third Party Claims.  In the event of a judgment in any suit in which a Third Party asserts patent rights covering the use of API for Menopause Indications, which judgment requires Licensee to pay damages or a royalty in respect of the Product to such Third Party or in the event of a settlement of such suit or threatened suit consented to by Licensor (which consent shall not be unreasonably withheld) requiring damages or royalty payments to be made in respect of the Product, the payments thereafter due to Licensor pursuant to Sections 5.2, 5.3, 5.4, 5.5 and 5.6 shall be reduced by an amount equal to no greater than [*  *  *] percent [*  *  *] of the full amounts due under Sections 5.2, 5.3, 5.4, 5.5 and 5.6, as applicable, until the cumulative amount of such reductions equals the full amount of such damages or royalties actually paid by Licensee to such Third Party; provided, however, this Section 10.1 shall not apply with respect to Third Party patent rights unless the use of Product for Menopause Indications, as opposed to any other indication, is a necessary element of the infringement of such patent rights; and provided further, that Licensor shall not be required to return, or forego payment of,

* * * Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

amounts previously accrued or any of the payments previously made by Licensee to Licensor.

11.                               REPRESENTATIONS AND WARRANTIES

11.1                           Representations and Warranties of Both Parties.  Licensor and Licensee each hereby represents and warrants to the other, as of the Effective Date as follows:

11.1.1                  It is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority, corporate or otherwise, to conduct its business as now being conducted, to own, lease and operate its properties and to execute, deliver and perform this Agreement.

11.1.2                  Neither it, nor any of its employees or consultants who shall be undertaking any activities related to this Agreement or the subject matter thereof, has been debarred or is the subject of debarment or other disciplinary proceedings by the FDA or any Regulatory Authority in the Territory.

11.1.3                  No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental agency is required to be obtained or made by or with respect to such party in connection with its execution, delivery and performance of this Agreement.

11.1.4                  The execution, delivery and performance by it of this Agreement and the transactions contemplated thereby have been duly authorized by all necessary corporate action and stockholder action and will not (i) violate any applicable laws or regulations or (ii) result in a breach of or constitute a default under any material agreement, mortgage, lease, license, permit or other instrument or obligation to which it is a party or by which it or its properties may be bound or affected; provided, however, that the Parties acknowledge that terms of this Agreement, with respect to any

Sublicense of the Licensed Patent are subject to the approval of University.

11.1.5                  This Agreement is a legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms and conditions, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws, from time to time in effect, affecting creditors’ rights generally and general principles of equity.

11.1.6                  It is not under any obligation to any Third Party, contractual or otherwise, that conflicts with the terms of this Agreement or that limits the rights of such party to fulfill its obligations hereunder.

11.2                           Representations and Warranties of Licensor.  Licensor hereby represents and warrants to Licensee, as of the execution date of this Agreement, as follows:

11.2.1                  Licensor owns or has (and will for the term of any such grant hereunder maintain) the lawful right to grant the license rights granted herein.

11.2.2                  To Licensor’s knowledge, the use of any right in the Licensor Patent Rights granted hereunder does not infringe any right of a Third Party.

11.2.3                  Licensor has not received any notice or other communication, written or oral, from University regarding any breach by Licensor of its obligations under the University License.

11.2.4                  Licensor has provided Licensee with a complete, current, and accurate copy of the University License subject only to redaction of certain financial terms related to Licensor’s payment of an initial license fee to University set forth in Section 8.1 thereof.  Licensor has also provided Licensee with copies of all amendments and modifications to the University License and will provide to Licensee such future amendments and modifications to the University License as are entered into during the Term.

Licensor has provided Licensee with true and complete copies of all material correspondence between Licensor and University concerning the University License received or sent by Licensor subsequent to the initial execution of the University License.

11.2.5                  Licensor has carried out all requirements under the University License that are necessary to enable it to validly grant sublicenses to Licensee pursuant to the terms thereof, and that there are no other requirements necessary to enable Licensor to validly grant sublicenses under the University License.

11.2.6                  Subject to such rights as the University may have granted to Third Parties in the Licensed Patent with respect to products not containing API, no Third Party other than University has any rights, title or interest in or to the Licensor Patent Rights.

11.2.7                  Licensor has received no notice of default under the University License and Licensor is not in default and there are no circumstances existing as of the Effective Date which constitute a default under the University License.

11.2.8                  The University License is a legal, valid and binding agreement, enforceable in accordance with its terms except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other Laws relating to or affecting creditors’ right generally and by general equitable principles.

11.2.9                  Other than the University License, Licensor is not a party to any material agreement, contract or commitment pertaining to the Product in the Territory.

11.3                           MUTUAL LIMITATIONS ON WARRANTIES.  OTHER THAN THE REPRESENTATIONS AND WARRANTIES MADE BY THE PARTIES PURSUANT TO SECTION 11, THE PARTIES DISCLAIM ANY AND ALL OTHER WARRANTIES WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A

PARTICULAR PURPOSE OR ANY WARRANTY ARISING FROM COURSE OF DEALING OR USAGE OF TRADE.

12.                               COVENANTS

12.1                           Covenants of the Parties.

12.1.1                  Throughout the Term, Licensor and Licensee will comply in all material respects with all applicable Laws concerning the development, manufacture, use and sale of the Products.

12.1.2                  Each of Licensor and Licensee will promptly advise the other if it becomes aware of any information which relates to fatal, life threatening or other serious adverse events associated with Product (“Adverse Event Information”).  Each Party shall advise the other Party of such Adverse Event Information by telephone, telex or other instantaneous method of communication and shall within fifteen (15) days thereafter provide written confirmation of such Adverse Event Information.

12.1.3                  Noncompetition.  During the Term, neither Licensor nor any of its Affiliates shall, whether for its own account or for the account or benefit of any Third Party, develop, offer for sale, sell, distribute or otherwise Commercialize in the Territory any product, including but not limited to PharmaNova Product, that includes the API (including without limitation by licensing intellectual property rights to a Third Party for the purpose of developing, offering for sale, distributing, or otherwise Commercializing a product that includes the API in the Territory), other than pursuant to any Promotion Agreement entered into pursuant to Section 7.3.

12.1.4                  Covenant Not To Sue.  On its own behalf, and on behalf of its Affiliates, Licensor covenants and agrees that with respect to any Applicable Patents (as defined below) it will not sue or otherwise bring any proceeding or enforcement procedure against Licensee or its Affiliates for infringement based on the manufacture, use, sale, offer for sale or import of any Product in the Territory during the Term provided that (i) such Product was made or sold by Licensee, its Affiliates or Sublicensees under the license rights granted herein and (ii) all applicable accrued royalties hereunder which are not disputed by Licensee have been timely paid.  Nothing in this Section 12.4.1 shall limit Licensor’s rights or remedies under this Agreement.

12.1.4.1                      Nothing in this Section 12.1.4 shall affect Licensor’s rights against any person or entity other than Licensee or its Affiliates or Sublicensees.

12.1.4.2                      For purposes of this Section 12.1.4,  “Applicable Patents” means all Patent Rights  (i) which as of the Effective Date are owned or controlled by Licensor or any of its Affiliates, (ii) which as of the Effective Date Licensor or any of its Affiliates has the right to enforce; or (iii) which cover the manufacture, use, sale, offer for sale or import of API for Menopause Indications and which Licensor or any of its Affiliates own or control or have the right to enforce at any time following the Effective Date.

12.1.5                  Further Assurances.  The Parties will execute and deliver any further or additional instruments or documents and perform any acts which may be reasonably necessary in order to effectuate and carry out the purposes of this Agreement.

12.1.6                  During the Term, Licensor shall not (i) amend so as to alter or impair Licensee’s right in the Licensor Patent Rights granted hereunder, alter Licensee’s obligations hereunder, or adversely affect the anticipated benefits to Licensee hereunder (ii) terminate, or (iii) cause to be terminated, the University License without the prior written consent of Licensee, which consent shall not be unreasonably withheld.

12.1.7                  Licensor shall not exercise or fail to exercise any of Licensor’s material rights or obligations under the University License to the extent such exercise or failure to exercise would materially alter the obligations or anticipated benefits of Licensee under this Agreement, without the prior written consent of Licensee, such consent not to be unreasonably withheld.

12.1.8                  Licensor will comply with all obligations and duties under the University License (including any provisions necessary to maintain in effect any rights granted to Licensee hereunder and, if applicable, the exclusive nature of such rights, including the preservation of Licensee’s rights hereunder in the event that Licensor shall breach or default on its obligations under the University License) to the extent a failure to do so would have or could reasonably be expected to have a material adverse effect on the obligations or anticipated benefits of Licensee under this Agreement.

12.1.9                  If Licensor should at any time breach or default on the University License or become unable to timely perform its obligations thereunder, or receive notice that it may be, is or is deemed to be in breach or default of the University License or has otherwise given rise to a right on the part of the University to terminate Licensor’s license in whole or in part, Licensor shall immediately notify Licensee, and, if Licensee reasonably believes, following consultation with Licensor, that Licensor will not be able to cure such breach or default within the applicable notice period, Licensee shall be permitted to attempt to cure such breach or default on behalf of Licensor in accordance with the terms and conditions of the University License, or to otherwise attempt to resolve such breach or default jointly with Licensor and University.

13.                               CONFIDENTIAL INFORMATION

13.1                           Confidentiality.

13.1.1                  Each Party agrees that during the Term and at all times thereafter, it shall use all commercially reasonable efforts to keep, and cause its Affiliates and Sublicensees, if any, to keep confidential all Confidential Information of the other Party, and neither Party nor any of its Affiliates or Sublicensees, if any, will use or disclose the Confidential Information of the other Party except as expressly permitted in this Agreement.  All information disclosed pursuant to the Confidentiality Agreement will be deemed Confidential Information of the disclosing Party within the meaning of this Agreement and subject to the terms hereof.  Notwithstanding the foregoing the Party receiving Confidential Information of the other Party may (i) disclose it to government agencies and others where such information may be required to be included in patent applications or regulatory filings permitted under the terms of this Agreement; (ii) provide it to Third Parties under agreements including confidentiality provisions substantially equivalent to those in this Agreement for consulting, market research, manufacturing, development, and preclinical and clinical testing with respect to the Products and similar activities under the Program; or (iii) publish it if and to the extent such publication has been approved in writing by the disclosing Party.  In each of the foregoing cases, the receiving Party will use diligent efforts to limit the disclosure and maintain confidentiality to the extent possible.

13.1.2                  The fact that a particular item of information is not or has ceased to be Confidential Information by virtue of one or more of the exclusions specified in the definition of Confidential Information set forth in Section 2.9 (the “Excluded Item”) shall not relieve the Party who obtained or received the Excluded Item from that

Party’s obligation of confidentiality and non-use (a) as to any other item of Confidential Information of the other Party or (b) as to the relationship of the Excluded Item to any other item of Confidential Information of the other Party.

13.1.3                  Each Party hereby acknowledges that the Confidential Information of the other Party is highly valuable, proprietary and confidential and that any disclosure to any officer, employee, or agent of such Party or any of its Affiliates will be made only to the extent necessary to carry out its responsibilities under this Agreement and only if such officer, employee or agent is informed of the confidential nature thereof and shall have agreed to hold such information in confidence under confidentiality provisions at least as stringent as those provided in this Agreement.

13.1.4                  The Parties agree that the obligations of this Section 13 are necessary and reasonable in order to protect the Parties’ respective businesses, and that monetary damages alone may be inadequate to compensate a Party for any breach by the other Party of its covenants and agreements set forth herein.  The Parties agree that any breach or threatened breach of this Section 13 may cause irreparable injury to the injured Party for which Damages may not be an adequate remedy and that, in addition to any other remedies that may be available, in law and equity or otherwise, such Party will be entitled to seek equitable relief against the breach or threatened breach of the provisions of this Section 13.

13.1.5                  Following termination of this Agreement for any reason and at the request of the other and except as provided to the contrary herein, each Party will destroy all physical records or embodiments of Confidential Information of the other Party or return such information to the other Party, at the returning Party’s expense, and a senior officer of such Party shall certify to the other Party that all such items have been so returned or destroyed; provided, however, that each Party will be entitled to maintain one copy of the Confidential Information of the other Party solely for the purpose of monitoring its continuing obligations hereunder.

13.2                           Disclosure to Investors; Public Announcements.  The Parties have agreed on an initial press release of the transaction contemplated by this Agreement (the “Initial Press Release”).  The Initial Press Release may be issued or used by each or any Party individually or by the Parties jointly after Licensor’s grant of the License to Licensee.  Other than the Initial Press Release, neither Party will originate any publicity, news release or public announcement, written or oral, whether to the public, the press, stockholders or otherwise, disclosing the existence of this Agreement, the subject matter to which it relates, the performance under it or any of its specific terms and conditions without the prior written approval of the other Party, except such announcements, as in the opinion of the counsel for the Party making such announcement, are required by Law or rules or regulations of any stock exchange on which a Party’s securities are listed or quoted.  If a Party decides to make an announcement it believes to be required by law with respect to this Agreement, it will give the other Party such notice as is reasonably practicable.  Notwithstanding the foregoing, Licensor will also have the right to provide investors and potential investors in Licensor with information regarding (i) the existence of this Agreement and the essential terms hereof and (ii) pursuant to confidentiality restrictions at least as stringent as those set forth herein which are binding on such persons, the text of this Agreement.

13.3                           Required Disclosure.  The receiving Party will be entitled to disclose Confidential Information where such disclosure is reasonably necessary to enforce its rights pursuant to this Agreement or where demand for such disclosure is made on the receiving Party pursuant to:  (i) a valid order of a court or other governmental body or (ii) any other applicable Law; provided that if the receiving Party intends to make such disclosure or receives such demand, the receiving Party shall give the disclosing Party prompt notice of such fact to enable the disclosing Party to seek a protective order or other appropriate remedy concerning any such disclosure.  The receiving Party will fully co-operate with the disclosing Party at the disclosing Party’s expense in connection with the disclosing Party’s efforts to obtain any such order or other remedy.  If any such order or other remedy does not fully preclude disclosure, the receiving Party will make such disclosure only to the extent that such disclosure is legally required.

13.4                           Use of Names.  Nothing contained in this Agreement will be construed as conferring any right on Licensee to use in advertising, publicity or other promotional activities any name, trade name, trademark or other designation of University, including any contraction, abbreviation or simulation of any of the foregoing, unless the express written permission of University has been obtained, provided that Licensee may state the existence of this Agreement.  For any other use other than the foregoing, Licensee hereby expressly agrees not to use the name “University of Rochester” without prior written approval from University.

14.                               TERM AND TERMINATION

14.1                           Term.  Unless otherwise terminated pursuant to this Section 14, this Agreement will remain in effect for the longer of ten (10) years or the life of the Licensor Patent Rights, with any extensions, in the Territory (“Term”).

14.2                           Termination by Licensor.  Licensor may terminate this Agreement immediately upon written notice (“Termination Notice”) in the event of a material breach by Licensee or its Affiliates of this Agreement, provided that Licensee has received, at least ninety (90) days before such Termination Notice, written notice from Licensor of such breach, specifying in reasonable detail the particulars of the alleged breach (“Breach Notice”), and such breach has not been cured within ninety (90) calendar days after the date of such Breach Notice.

14.3       Termination by Licensee.  Licensee may terminate this Agreement upon delivery of a Termination Notice to Licensor immediately in the event of a material breach by Licensor or its Affiliates of this Agreement, provided that Licensor has received a Breach Notice from Licensee regarding such breach, specifying in reasonable detail the particulars of the alleged breach, such breach is continuing for ninety (90) calendar days after such Breach Notice and such breach has not been cured within such ninety (90) days of such Breach Notice.

14.4       Termination for Force Majeure Event.  Either Party may terminate this Agreement upon delivery of a Termination Notice to the other Party, provided (a) such termination is not effective for at least fifteen (15) days following delivery of such Termination Notice and (b) a Force Majeure Event continues with respect to the other Party for a period in excess of six (6) consecutive months and through the date such termination is to become effective.

14.5       Rights and Duties upon Termination or Expiration.  Upon the termination or expiration of this Agreement, each Party will have the right to retain all payments from the other Party properly made pursuant to this Agreement, and each Party shall pay to the other all sums accrued hereunder which are then due.  In the event that this Agreement is terminated by Licensor pursuant to either of Sections 14.2 or 14.4, Licensee shall, upon Licensor’s request, negotiate in good faith with Licensor during the three month period following such termination for the transfer to Licensor of the rights and information necessary to allow Licensor to continue the development and Commercialization of Product.  Any such transfer shall be made pursuant to definitive documentation that is acceptable to each Party in its sole discretion.

14.6       Assumption by University.  In the event that Licensee has sent Licensor a Breach Notice and the Licensor has not cured the breach within ninety (90) days of the Breach Notice, Licensee, instead of terminating this Agreement pursuant to Section 14.3, may give written notice to Licensor to assign this Agreement to University.  Upon receipt of such notice, Licensor will promptly assign this Agreement to University with such mutually agreeable modifications to this Agreement as University shall reasonably request (provided that University shall not be entitled to request any changes to the provisions of Article 5 hereof), and the University will keep this Agreement in full force and effect.  Notwithstanding the foregoing provisions of this Section 14.6, the following provisions of this Agreement shall not be binding upon University in the event of any assumption of this Agreement by University:  (i) Section 12.1.3 (Noncompetition); and (ii) Section 12.1.4 (Covenant Not to Sue).  In connection with any termination of the University License by University, other than any termination of the University License that arises from circumstances or events that give rise to a right in favor of Licensor to terminate this Agreement pursuant to Section 14.2, this Agreement will be assigned to University as contemplated by Section 11.7 of the University License, as in effect on the date hereof.

15.        INDEMNIFICATION AND LIMITATION OF LIABILITY

15.1       Indemnification by the Parties.

15.1.1     Licensor will defend, at its own expense, indemnify and hold harmless the Licensee and its Affiliates from and against any and all damages, liabilities, losses, costs, and expenses, including attorneys fees, arising out of any claims, causes of action, lawsuits or other proceedings (“Claims”) brought against it to the extent such Claim arises out of or relates to (i) any breach or violation of, or failure to perform, any covenant or agreement made by Licensor in this Agreement, unless waived in writing by Licensee; (ii) any breach of the representations or warranties made by Licensor in this Agreement; or (iii) the negligence or willful misconduct of Licensor or its Affiliates, except, with respect to clauses (i) and (ii)

above, to the extent arising out of the breach, violation, failure, negligence or willful misconduct of the indemnified party.

15.1.2     Licensee will defend, at its own expense, indemnify and hold harmless Licensor and its Affiliates from and against any and all Claims brought against it to the extent such Claim arises out of or relates to (i) any breach or violation of, or failure to perform, any covenant or agreement made by Licensee in this Agreement, unless waived in writing by Licensor; (ii) any breach of the representations or warranties made by Licensee in this Agreement; (iii) the negligence or willful misconduct of Licensee, its Affiliate or Sublicensees; or (iv) the development, use, offer for sale, or sale of Product by Licensee, its Affiliates or Sublicensees, except, with respect to clauses (i) and (ii) above, to the extent arising out of the breach, violation, failure, negligence or willful misconduct of Licensor.

15.1.3     Each Party agrees that it shall promptly notify the other in writing of any such claim or action and give the indemnifying Party full information and assistance in connection therewith.  The indemnifying Party shall have the sole right to control the defense if any such claim or action and the sole right to settle or compromise any such claim or action, except that the prior written consent of the other Party shall be required in connection with any settlement or compromise which could (i) place any obligation on or require any action of such other Party; (ii) admit or imply any liability or wrongdoing of such other Party; or (iii) adversely affect the goodwill or public image of such other Party.  Notwithstanding the foregoing, the indemnified Party may participate therein through counsel of its choice, but the cost of such counsel shall be borne solely by the indemnified Party.

15.2       Indemnification of University.  Licensee agrees that it will defend, indemnify and hold harmless University, its faculty members, scientists,

researchers, employees, officers, trustees, agents and each of them (the “University Indemnified Parties”), from and against any and all Claims filed or otherwise instituted against any of the University Indemnified Parties related directly or indirectly to or arising out of the design, process, manufacture, or use by any person or Party of Product or as a result of the exercise by Licensee, its Affiliates or Sublicensees of any rights granted hereunder, including without limitation any Claim by a Third Party for infringement even though such Claims and the costs (including but not limited to, the payment of all reasonable attorneys’ fees and costs of litigation or other defense) related thereto are based upon doctrines of strict liability or product liability; provided, however, that such indemnity will not apply to any Claims (i) arising from gross negligence, fraud, or willful misconduct of any University Indemnified Party, or (ii) with respect to which Licensor is obligated to indemnify Licensee pursuant to Section 15.1, and which obligation Licensor has acknowledged in writing with respect to the Claim.  Licensee will also assume responsibility for all costs and expenses related to such Claims for which it is obligated to indemnify the University Indemnified Parties pursuant to this Section 15, including, but not limited to, the payment of all reasonable attorneys’ fees and costs of litigation or other defense.  University shall be an express third party beneficiary of this Section 15.2.

15.3       NO CONSEQUENTIAL DAMAGES.  NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, LOST PROFIT, EXPECTATION, PUNITIVE OR OTHER INDIRECT DAMAGES IN CONNECTION WITH ANY CLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER GROUNDED IN TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, CONTRACT, OR OTHERWISE.

15.4       Insurance.  Prior to the administration of Product to any human being, Licensee will obtain and for three (3) years following the end of the Term, maintain comprehensive general liability insurance, including product liability insurance, with a reputable and financially secure insurance carrier consistent with industry standards, to cover the activities of Licensee, its Affiliates and Sublicensees with annual coverage limits of at least [*  *  *] per occurrence and [*  *  *] in the aggregate.  Such insurance shall name Licensor and University as additional insureds.  Such insurance shall cover claims relating to Product incurred, discovered, manifested or made during or after the Term of this Agreement. Within fifteen (15) days of the Effective Date of such insurance, Licensee will furnish a Certificate of Insurance evidencing compliance with these coverage requirements.  Licensee will provide Licensor and University with prompt written notice of cancellation or material change affecting these coverage requirements. Such insurance will be primary coverage; and the insurance of Licensor and University shall be excess and noncontributory.  University shall be a third-party beneficiary of the insurance requirements of this Section 15.4.

15.5       Settlements.  No person who has undertaken to defend a Claim under Sections 15.1, or15.2 will, without written consent of all Indemnified Parties or University Indemnified Parties, as the case may be, settle or compromise any Claim or consent to entry of any judgment, provided, however, that such consent will not be required if such settlement, compromise or judgment (i) includes as an unconditional term thereof the release by the claimant or plaintiff of all such indemnified Parties from all liability arising from events which allegedly gave rise to such Claim and (ii) contains no restriction, limitation or prohibition of any kind on the manner in which any such indemnified Party conducts its business.  Any payment made by a Party to settle a Claim against it without obtaining consent of the indemnifying Party will be at its own cost and expense.  Notwithstanding the foregoing, the indemnifying Party will be liable under this Section 15 for any settlement effected without its consent if the indemnifying Party has refused to acknowledge liability for

* * * Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

indemnification hereunder and/or declines to defend such indemnified Party in any such Claim, action or proceeding and it is determined that the indemnifying Party was liable to such indemnified Party for indemnification related to such settlement.

16.        MISCELLANEOUS

16.1       Governing Law.  For all matters other than the scope and validity of patents, this Agreement shall be deemed to have been made in the State of California and its form, execution, validity, construction and effect shall be determined in accordance with the laws of the State of California, without giving effect to the principles of conflicts of law thereof.

16.2       Arbitration.

16.2.1     All disputes arising out of or in connection with this Agreement or its validity will be finally settled without any recourse to the ordinary courts of law in accordance with the Rules of the American Arbitration Association by three arbitrators appointed in accordance with such rules, which arbitrators will have expertise in transactions of the nature of the transactions contemplated under this Agreement (the “Arbitrators”).

16.2.2     The arbitration proceedings, including the making of any award, will take place in San Francisco, California.

16.2.3     The arbitration hearing need not be conducted strictly according to rules of law relating to examination of witnesses or presentation of evidence, and the parties to the proceeding may present evidence determined to be relevant by the Arbitrators appointed hereunder regardless of its admissibility in a court of law.  The parties expressly agree that exclusion of evidence by the Arbitrators on grounds of irrelevance or redundancy will not be grounds for failure to confirm and enforce the award.  In deciding any matter duly submitted hereunder to the Arbitrators, the Arbitrators will be bound to apply the pertinent contractual provisions of this Agreement and will be bound by any prior factual or legal determination made by any other Arbitrators appointed under this Agreement.  The Arbitrators may, under procedures which the Arbitrators deem appropriate, hear and determine any preliminary issue of law asserted by a Party to the proceeding to be dispositive, in whole or in part, of a claim or defense to the same extent that a court could do so under a motion for summary judgment.  The award (the “Award”) determined by the Arbitrators will be issued in accordance with a dated, written opinion, which will set forth the Arbitrators’ findings of fact and conclusions of law.  Counterparts of the Award and opinion will be promptly sent to the Parties to the proceeding.

16.2.4     No Party will be entitled to commence or maintain any action in a court of law upon any matter in dispute, except for interim injunctive relief, until such matter will have been submitted to arbitration and determined as provided in this Section 16.2, and then only for the enforcement of any Award.  The Parties agree that judgment on the arbitration award may be entered in any court of competent jurisdiction and they will not challenge such judgment.

16.2.5     All costs of enforcing this Agreement, including the costs of arbitration, judicial enforcement of the arbitration and award, court costs, reasonable accountants’ and expert witness fees, and reasonable attorneys’ fees, will be awarded to the prevailing Party.  “Reasonable attorneys’ fees” for purposes of this Agreement refers to such fees as are reasonable and customary in light of the relevant dispute.

16.2.6     Pending the resolution of a dispute by arbitration, the Parties will, except in the event of termination, continue to perform all their obligations under this Agreement without prejudice to a final adjustment in accordance with the arbitral award.

16.3       Assignment and Binding Effect. This Agreement may not be assigned by either Party without the prior written consent of the other, except as part of a merger, consolidation, sale, or transfer of all or substantially all its assets, but only if the intended assignee executes and delivers to the Party which is not the assignor a writing whereby the assignee expressly undertakes to perform and comply with all of its assignor’s obligations hereunder.  Notwithstanding such undertaking, such assignor shall continue to be primarily liable for such assignee’s performance hereof and compliance herewith.

16.3.1     Any assignment in violation of this Section 16.3 shall be void and of no effect.

16.3.2     This Agreement, and the rights and duties of the Parties herein contained, shall be binding upon, and shall inure to the benefit of, the Parties and their respective legal representatives, successors and permitted assigns.

16.4       Independent Contractor Status.  The relationship of the Parties hereto is that of independent contractors.  Nothing in this Agreement will be construed to constitute, create, give effect or otherwise imply a joint venture, agency, partnership or other formal business organization or any employer/employee relationship of any kind between the Parties.

16.5       Notices.  All notices, requests and other communications required or permitted to be given hereunder or with respect hereto will be in writing, and may be given by (i) personal service, (ii) registered first-class United States mail, postage prepaid, return receipt requested, or (iii) overnight delivery service, charges prepaid, and in each case addressed to the other Party at the address for such Party as set forth below, and shall be effective upon receipt in the case of clauses (i) or (iii) above, and five days after mailing in the case of clause (ii) above.

If to Licensor:	PharmaNova Inc. 150 Lucius Gordon Drive, Ste 206 West Henrietta, NY 14586 Attention: President

Copy to: Pillsbury Winthrop Shaw Pittman LLP 1540 Broadway New York, NY 10036-4039 Attention: Ron Fleming

If to Licensee:	Depomed, Inc. 1360 O’Brien Drive Menlo Park, CA 94025 Attention:President

Copy to:

Heller Ehrman LLP 4350 La Jolla Village Drive 7th Floor San Diego, CA 92122 Attn: Stephen Ferruolo

The address of either Party set forth above may be changed from time to time by written notice in the manner prescribed herein from the Party requesting the change.

16.6       Waivers.  The waiver by either Party of a default or a breach of any provision of this Agreement by the other Party will not operate or be construed to operate as a waiver of any subsequent default or breach.  The continued performance by either Party with knowledge of the existence of a default or breach will not operate or be construed to operate as a waiver of any default or breach.  Any waiver by a Party of a particular provision or right will be in writing, will be as to a particular matter and, if applicable, for a particular period of time and will be signed by such Party.

16.7       Entire Agreement.  This Agreement (including the Exhibits hereto) constitutes the entire agreement between the Parties with respect to the subject matter hereof, superseding all prior agreements and negotiations, and may be modified only by written agreement executed by both Parties.

16.8       Severability.  If any provision in this Agreement is deemed to be, or becomes, invalid, illegal, void or unenforceable under applicable laws, then:  (i) it will be deleted and the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired or affected in any way, and (ii) the Parties will use commercially reasonable efforts to substitute for the invalid, illegal or unenforceable provision a valid, legal and enforceable provision which conforms as nearly as possible with the original intent of the Parties.

16.9       Counterparts.  This Agreement may be executed in more than one counterpart, each of which shall be deemed to be an original but all of which taken together shall be deemed a single instrument.  A facsimile transmission of the signed Agreement will be legal and binding on both Parties.

16.10     Force Majeure.  Neither Party to this Agreement will be liable for failure or delay in the performance of any of its obligations hereunder (other than the failure to pay monies owed), if such failure or delay is due to causes beyond its reasonable control, including, without limitation, acts of God, earthquakes, fires, strikes, acts of war, or intervention of any governmental authority (each a “Force Majeure Event”), but any such delay or failure will be remedied by such Party as soon as practicable after the removal of the cause of such failure or delay.  Upon the occurrence of a Force Majeure Event, the Party failing or delaying performance will promptly notify the other Party in writing, setting forth the nature of the occurrence, its expected duration and how such Party’s performance is affected.

16.11     Interest on Late Payments.  If any Party fails to pay in full on or before the date due any royalty, fee or other amount that is required to be paid to the other Party under this Agreement, the paying Party will also pay to the other Party (or its designee), on demand, interest compounded daily on any such amount beginning 16 days after such due date at an annual rate equal to the lowest prime rate as published by The Wall Street Journal (or, if The Wall Street Journal is not then published, such other financial periodical of general circulation in the United States) on or nearest to such due date plus two percent (2%) to be assessed from the date payment of the amount in question first became due.

16.12     Amendment.  This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by both Parties that specifically refers to this Agreement.  Any amendment, supplementation or modification of any of the University Provisions, or of any other provision of this Agreement in a manner that has the effect of amending, supplementing or modifying any of the University Provisions, shall require the prior written approval of University.

16.13     Headings and References.  All section headings contained in this Agreement are for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

16.14     No Strict Construction.  This Agreement has been prepared jointly and will not be strictly construed against either Party.

16.15     Survival.  The Provisions of Sections 2, 6.7, 8, 13, 14, 15 and 16 shall survive any expiration or termination of this Agreement.

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

PHARMANOVA INC.		DEPOMED, INC.

By:	/s/ Rodney Brown	By:	/s/ Carl A. Pelzel
Name: Rodney Brown		Name: Carl A. Pelzel
Title: President		Title: Executive Vice President & COO
Date: October 13, 2006		Date: October 13, 2006

Exhibit A

Licensor Patent Rights:

•                  Rights in U.S. Patent No. 6,310,098 granted to Licensor under the University License in the field of use of API for Menopause Indications.

Exhibit B

Product Development Target Dates

Activity / Event	Target Date
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]

Key Assumptions

[*  *  *]

* * * Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.